CERTIFICATE OF THE DESIGNATIONS,
POWERS, PREFERENCES AND RIGHTS
OF
SERIES C PREFERRED STOCK
OF
REVLON, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

Revlon, Inc., a Delaware corporation (the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Company:

RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company (the "Board") by the provisions of the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), there is hereby created, out of the 20,000,000 shares of Preferred Stock, par value $0.01 per share, of the Company authorized in Article Fourth of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 500 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

(1)    Designation and Amount.    One series of Preferred Stock, which shall be non-convertible, shall be designated as "Series C Preferred Stock" (the "Series C Preferred Stock") and the authorized number of shares constituting the Series C Preferred Stock shall be 500.

(2)    Ranking.    The Series C Preferred Stock shall, with respect to rights to distributions upon the liquidation, winding-up or dissolution of the Company, rank senior to all classes of the Company's common stock, par value $0.01 per share (the "Common Stock"), pari passu with the Company's Series A Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), and junior to the Company's Series B Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock").

(3)    Dividends.    The holders of Series C Preferred Stock shall not be entitled to receive any dividends.

(4)    Liquidation Rights.    (a) Upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary (collectively, a "Liquidation"), no distribution shall be made to the holders of the Common Stock or any other class or series of capital stock of the Company ranking junior to the Series C Preferred Stock (collectively referred to as the "Junior Stock") unless, prior to any such distribution, the holders of the Series C Preferred Stock shall have received in cash, out of the assets of the Company available for distribution to its stockholders, after satisfaction of the Company's indebtedness and other liabilities (the "net assets"), whether such assets are capital or surplus and whether any dividends as such are declared, the amount of $100,000 per share for each outstanding share of Series C Preferred Stock. In the event of any Liquidation of the Company, after payment in cash shall have been made to the holders of shares of Series C Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of any class of Junior Stock shall be entitled, to the exclusion of the holders of shares of Series C Preferred Stock, to share according to their respective rights and preference in all remaining assets of the Company available for distribution to its stockholders.

(b)    If the net assets distributable in any Liquidation to the holders of Series C Preferred Stock or any class or series of stock on a parity with the Series C Preferred Stock as to Liquidation (the "Liquidation Parity Stock") are insufficient to permit the payment to such holders of the full preferential amounts to which they may be entitled, such assets shall be distributed ratably among the holders of the Series C Preferred Stock and such Liquidation Parity Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive. Neither a merger or consolidation of the Company with or into any other company or companies nor a sale, conveyance, exchange or transfer of all or any part of the assets of or property of the Company shall be deemed to be a Liquidation within the meaning of this subparagraph (4)(b).

(5)    Optional Redemption.    The Company may, at its option, by resolution of its Board, redeem at any time or from time to time, all or a portion of the outstanding shares of Series C Preferred Stock at a cash redemption price equal to $100,000 per share; provided, however, that no such redemption shall be permitted at such time as the terms and provisions of any financing or working capital agreement of the Company or by which the Company is bound specifically prohibit such redemption, or if such redemption would constitute a breach thereof or a default thereunder or if such redemption would, upon the giving of notice or passage of time or both, constitute such breach or default.

(6)    Procedure for Optional Redemption.

(a)    In the event that fewer than all the outstanding shares of Series C Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be selected by lot or pro rata as may be determined by the Board.

(b)    In the event the Company shall redeem shares of Series C Preferred Stock in accordance with subparagraph (5) above, notice of such redemption shall be given by first class mail, postage prepaid or by personal delivery, mailed or delivered not less than 90 and not more than 120 days prior to the applicable redemption date to each holder of record of the shares of Series C Preferred Stock to be redeemed at such holder's address as the same appears on the stock register of the Company; provided, however, that neither the failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any share of Series C Preferred Stock to be redeemed and such notice requirement may be waived or modified by the holders of the Series C Preferred Stock in writing. Each such notice shall state (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the applicable redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(c)    Notice having been mailed as aforesaid, from and after the applicable redemption date, unless the Company defaults in paying the applicable redemption price, such shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of preferred stock, unclassified as to series, and shall not be reissued as shares of Series C Preferred Stock unless reissued as a dividend on shares of Series C Preferred Stock, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the applicable redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the applicable redemption price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

(7)    Mandatory Redemption.

(a)    In the event that the Company effects a $50 million rights offering in which the Company distributes, at no charge, transferable rights to each holder of record of the Company's Class A Common Stock and Class B Common Stock to purchase shares of the Company's Class A Common Stock (the "Rights Offering"), on the date that the Company consummates the Rights Offering, after giving effect to the back-stop of the Rights Offering by MacAndrews & Forbes Holdings, Inc. (the "Mandatory Redemption Date"), the Company shall redeem for cash all issued and outstanding shares of Series C Preferred Stock at a redemption price (the "Mandatory Redemption Price") equal to $100,000 per share.

(b)    Procedure for Mandatory Redemption.    In the event the Company shall redeem shares of Series C Preferred Stock in accordance with subparagrah (7), notice of such redemption shall be given by first class mail, postage prepaid or by personal delivery, mailed or delivered not less than 10 and not more than 30 days prior to the Mandatory Redemption Date to each holder of record of the shares of Series C Preferred Stock to be redeemed at such holder's address as the same appears on the stock register of the Company; provided, however, that neither the failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any share of Series C Preferred Stock to be

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redeemed and such notice requirement may be waived or modified by the holders of the Series C Preferred Stock in writing. Each such notice shall state (i) the Mandatory Redemption Date; (ii) the number of shares of Series C Preferred Stock to be redeemed; (iii) the Mandatory Redemption Price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the Mandatory Redemption Price.

(c)    Notice having been mailed as aforesaid, from and after the Mandatory Redemption Date, unless the Company defaults in paying the Mandatory Redemption Price, such shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of preferred stock, unclassified as to series, and shall not be reissued as shares of Series C Preferred Stock unless reissued as a dividend on shares of Series C Preferred Stock, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the Mandatory Redemption Price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Mandatory Redemption Price.

(8)    Restricted Payments.    After either (x) the date of optional redemption by the Company in accordance with subparagraph (5) above or (y) the Mandatory Redemption Date, unless and until the full redemption price for the shares of Series C Preferred Stock to be redeemed has been paid to, or set aside in trust with a bank or trust company, (i) no dividends or other distribution shall be paid or declared or set aside for payment on any capital stock or other securities of the Company (other than dividends payable in Common Stock), and (ii) no shares of capital stock or other securities of the Company or any subsidiary shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company.

(9)     Voting Rights.    Except as otherwise provided by law or this Certificate of Designations, the holders of Series C Preferred Stock shall not be entitled to vote on any matters submitted for a vote of the holders of the Common Stock or of any other class of capital stock.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Robert K. Kretzman, its Senior Vice President, General Counsel and Secretary, and attested by Michael T. Sheehan, its Vice President, Assistant General Counsel and Assistant Secretary, this      day of May, 2003.

By: /s/ Robert K. Kretzman
  Robert K. Kretzman
  Senior Vice President, General Counsel and Secretary

Attested:

By: /s/ Michael T. Sheehan
  Michael T. Sheehan
  Vice President, Assistant General Counsel and Assistant Secretary

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